As filed with the Securities and Exchange Commission on June 22, 2011

Registration No. 333-127119

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CKX, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0118168
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

650 Madison Avenue

New York, New York 10022

(212) 838-3100

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

2005 Omnibus Long-Term Incentive Compensation Plan

(Full title of the plan)

Howard J. Tytel

CKX, Inc.

650 Madison Avenue

New York, New York 10022

(212) 838-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Form S-8 Registration Statement, Registration No. 333-127119, filed on August 2, 2005 (the “Prior Registration Statement”), which registered an aggregate amount of 3,883,000 shares of common stock of CKX, Inc. (the “Company”), par value $0.01 per share, relating to the Company’s 2005 Omnibus Long-Term Incentive Compensation Plan.

On May 10, 2011, CKX Entertainment, Inc. (f/k/a Colonel Holdings, Inc.), a Delaware corporation (“Parent”), Colonel Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, entered into an Agreement and Plan of Merger, which was amended on May 17, 2011 (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving the Merger as an indirect wholly-owned subsidiary of Parent (the “Merger”). The Certificate of Ownership and Merger was filed with the Secretary of State of the State of Delaware on June 21, 2011 and the Merger became effective on such date.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Prior Registration Statement. Accordingly, the Company hereby removes from registration the securities of the Company previously registered but not sold or otherwise issued as of the filing of this Post-Effective Amendment No. 1 under the Company’s 2005 Omnibus Long-Term Incentive Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on June 22, 2011.

CKX, INC.

By:	/s/ Kelly Pontano
Name: Kelly Pontano
Title: Senior Counsel and Vice President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Prior Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Dated: June 22, 2011	By:	/s/ Michael G. Ferrel
Name: Michael G. Ferrel
Title: Chief Executive Officer
(Principal Executive Officer)

Dated: June 22, 2011	By:	/s/ Thomas P. Benson
Name: Thomas P. Benson
Title: Chief Financial Officer, Executive Vice President and Treasurer
(Principal Financial and Accounting Officer)

Dated: June 22, 2011	By:	/s/ Michael G. Ferrel
Name: Michael G. Ferrel
Title: Director

Dated: June 22, 2011	By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Director

Dated: June 22, 2011	By:	/s/ Darren Glatt
Name: Darren Glatt
Title: Director

Dated: June 22, 2011	By:	/s/ Barry Siegel
Name: Barry Siegel
Title: Director

Dated: June 22, 2011	By:	/s/ Priscilla Presley
Name: Priscilla Presley
Title: Director